EXHIBIT 10.14

SERVICE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this          day of April 2004, by and between ELITE FINANCIAL COMMUNICATIONS GROUP, LLC, located at 605 Crescent Executive Court, Suite 124, Lake Mary, Florida 32746, (hereinafter referred to as “ELITE”) and DAYSTAR TECHNOLOGIES, INC., located at 900 Golden Gate Terrace, Suite A, Grass Valley, California 95945, (hereinafter referred to as the “Company”).

WITNESSETH:

For and consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1)	EMPLOYMENT

Company hereby hires and employs ELITE as an independent contractor, and ELITE does hereby accept its position as an independent contractor to the Company upon the terms and conditions hereinafter set forth.

2)	TERM

The term of this Agreement shall be for twelve (12) months. However the Company shall retain the right to terminate this Agreement at any time after 90 days from the execution of this agreement with 30 days written notice.

3)	DUTIES AND OBLIGATIONS OF ELITE

a)	ELITE will review and analyze various aspects of the Company’s goals and make recommendations on feasibility and achievement of desired goals.
b)	ELITE will provide all services as defined in the Comprehensive Strategic Financial Communications Plan for DayStar Technologies, Inc. (Exhibit 1)
c)	ALL ELITE-PREPARED DOCUMENTATION CONCERNING THE COMPANY, INCLUDING, BUT NOT LIMITED TO, INFORMATIONAL WRITE-UPS, NEWS ANNOUNCEMENTS, SHAREHOLDER LETTERS, ET AL, SHALL BE PREPARED BY ELITE USING MATERIALS SUPPLIED TO IT BY THE COMPANY AND SHALL BE APPROVED BY THE COMPANY PRIOR TO DISSEMINATION BY ELITE.

4)	ELITE’S COMPENSATION

a)	$10,000 cash, payable per month with the first payment of $10,000 due immediately following execution of this Agreement and subsequent monthly payments due every 30 days thereafter for the term of the Agreement. The Company agrees to make all monthly payments on the applicable due date and in no event beyond five (5) days past the due date. For every five (5) days past the applicable payment due date, the Company shall be assessed a late fee equal to $100 until the payment is received by ELITE.
b)	ELITE would also be entitled to receive an option or warrant to purchase up to 100,000 common shares of the Company’s common stock, exercisable as follows:

i)	25,000 shares exercisable at $4.12 per share, which shall vest immediately.
ii)	25,000 shares exercisable at $5.50 per share, which shall vest on the 91st day following execution of this Agreement;

Initial Company /s/ JRT        Initial ELITE /s/ DBH

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iii)	25,000 shares exercisable at $6.87 per share, which shall vest on the 181st day following execution of this Agreement; and
iv)	25,000 shares exercisable at $8.25 per share, which shall vest on the 271st day following execution of this Agreement.

c)	The Company shall agree to issue ELITE piggyback registration rights for the common shares underlying the warrant listed above, whereby these shares will be registered for resale by ELITE on the first applicable Registration Statement filed by the Company with the U.S. Securities & Exchange Commission, excluding the filing of the Registration Statement which is expected to occur in May, 2004; said underlying shares common shares shall be held by the Company until such time as ELITE elects to exercise its warrant to purchase the common shares. The term of the warrant shall expire 24 months from the date the Registration Statement registering the shares underlying the warrant is deemed effective while the agreement is effective. Upon early termination of the agreement, then the warrants shall expire 12 months from the date the Registration Statement registering the shares underlying the warrants is deemed effective.
d)	In the event that the Company elects early termination, any warrants that have not vested will be deemed null and void.

5)	ELITE’S EXPENSES AND COSTS

Company shall pay all reasonable costs and expenses incurred by ELITE, its directors, officers, employees and agents, in carrying out its duties and obligations pursuant to the provisions of this Agreement, excluding ELITE’s general and administrative expenses and costs, but including and not limited to the following costs and expenses; provided all costs and expense items in excess of $1.00 (One Dollar) must be approved by the Company in writing prior to ELITE’s incurrence of the same:

a)	Travel expenses, including but not limited to transportation, lodging and food expenses, when such travel is conducted on behalf of the Company.
b)	Seminars, expositions, money and investment shows.
c)	Radio and television time and print media advertising costs, when applicable.
d)	Subcontract fees and costs incurred in preparation of research reports, when applicable.
e)	Cost of on-site due diligence meetings, if applicable.
f)	Printing and publication costs of brochures and marketing materials, which are not supplied by the Company.
g)	Corporate web site development costs.
h)	Printing and publication costs of Company annual reports, quarterly reports, and/or other shareholder communication collateral material, which is not supplied by the Company.

6)	FUNDING ADVISORY SERVICES

Upon request by the Company’s management team, Elite will make strategic introductions to funding groups, investment banking firms, and/or other sources interested in furthering the business of the Company. Elite will submit in writing a list of such sources first introduced to the Company by Elite on a monthly basis. In the event that a private/public financing transaction is arranged and successfully implemented using a source first introduced to the Company by Elite, then Elite shall be entitled to receive a cash finder’s fee at closing equal to 3% of the gross proceeds received by the Company. No finder’s fee shall be paid for any closing that occurs twelve months after termination or expiration of this Agreement.

7)	COMPANY’S DUTIES AND OBLIGATIONS

Company shall have the following duties and obligations under this Agreement:

a)	Cooperate fully and timely with ELITE so as to enable ELITE to perform its obligations under this Agreement.

Initial Company /s/ JRT        Initial ELITE /s/ DBH

b)	Within ten (10) days of the date of execution of this Agreement to deliver to ELITE a complete due diligence package on the Company, including all the Company’s filings with the U.S. Securities and Exchange Commission within the last twelve months; the last six (6) months of press announcements on the Company; and all other relevant materials with respect to such filings, including but not limited to, corporate reports, brochures, and the like, and a list of analysts and or fund managers, who have been following the Company.
c)	The Company will act diligently and promptly in reviewing materials submitted to it from time to time by ELITE and inform ELITE of any inaccuracies contained therein prior to the dissemination of such materials.
d)	Promptly give written notice to ELITE of any change in the Company’s financial condition or in the nature of its business or operations which had or might have an adverse material effect on its operations, assets, properties or prospects of its business.
e)	Promptly pay all Company pre-approved costs and expenses incurred by ELITE under the provisions of this Agreement when presented with invoices for the same by ELITE.
f)	Give full disclosure of all material facts concerning the Company to ELITE and update such information on a timely basis.
g)	Promptly pay the compensation due ELITE under the provisions of this Agreement, and as defined in Section 4 and Section 6 (if and when applicable) herein.

8)	COMPANY’S DEFAULT

In the event of any default in the payment of ELITE’s compensation to be paid to it pursuant to this Agreement, or any other charges or expenses on the Company’s part to be paid or met, or any part or installment thereof, at the time and in the manner herein prescribed for the payment thereof and as when the same becomes due and payable, and such default shall continue for five (5) days after ELITE’s written notice thereof is received by Company; in the event of any default in the performance of any of the other covenants, conditions, restrictions, agreements, or other provisions herein contained on the part of the Company to be performed, kept, complied with or abided by, and such default shall continue for five (5) days after ELITE has given Company written notice thereof, or if a petition in bankruptcy is filed by the Company, or if the Company is adjudicated bankrupt, or if the Company shall compromise all its debts or assign over all its assets for the payment thereof, of if a receiver shall be appointed for the Company’s property, then upon the happening of any of such events, ELITE shall have the right, at its option, forthwith or thereafter to accelerate all compensation, costs and expenses due or coming due hereunder and to recover the same from the Company by suit or otherwise and further, to terminate this Agreement. The Company covenants and agrees to pay all reasonable attorney fees, paralegal fees, costs and expenses due of ELITE, including court costs, (including such attorney fees, paralegal fees, costs and expenses incurred on appeal) if ELITE employs an attorney to collect the aforesaid amounts or to enforce other rights of ELITE provided for in this Agreement in the event of any default as set forth above and ELITE prevails in such litigation.

9)	COMPANY’S REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to ELITE for the purpose of inducing ELITE to enter into and consummate this Agreement as follows:

a)	The Company has the power and authority to execute, deliver and perform under this Agreement.
b)	The execution and delivery by the Company of this Agreement have been duly and validly authorized by all requisite action by the Company. No license, consent or approval of any form is required for the Company’s execution and delivery of this Agreement.

Initial Company /s/ JRT        Initial ELITE /s/ DBH

10)	LIMITATION OF ELITE LIABILITY

If ELITE fails to perform its services hereunder, its entire liability to the Company shall not exceed the lessor of (a) the amount of cash compensation ELITE has received from the Company under Section 4 of this Agreement or (b) the actual damage to the Company as a result of such non-performance. IN NO EVENT WILL ELITE BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, UNLESS SUCH DAMAGES RESULT FROM THE USE, BY ELITE, OF INFORMATION NOT AUTHORIZED BY THE COMPANY.

11)	MISCELLANEOUS

a)	Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties hereto at their addresses first above written. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.
b)	Entire Agreement. This Agreement represents the entire agreement between the Parties in relation to its subject matter and supercedes and voids all prior agreements between such Parties relating to such subject matter.
c)	Amendment of Agreement. This Agreement may be altered or amended, in whole or in part, only in a writing signed by both Parties.
d)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of a like or different nature, unless such shall be signed by the person making such waiver and/or which so provides by its terms.
e)	Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.
f)	Situs. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue shall be located in Seminole County, Florida when and if Elite elects to pursue legal remedy to any alleged breach by the Company. Venue shall be located in when and if the Company elects to pursue legal remedy to any alleged breach by Elite.
g)	Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their heirs, personal representatives, successors and assigns.
h)	Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.
i)	Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration. Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association or any successor. The award of the Arbitration shall be binding on the Parties. Judgment may be entered upon an arbitration award or in a court of competent jurisdiction and confirmed by such court. Venue for arbitration proceedings shall be in the county and state of the party pursuing legal remedy of any alleged breach of this Agreement. The costs of arbitration, reasonable attorney’s fees of the Parties, together with all other expenses, shall be paid as provided in the Arbitration award.
j)	Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.

Initial Company /s/ JRT        Initial ELITE /s/ DBH

k)	Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one (1) instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year as follows:

CONFIRMED AND AGREED ON THIS 20th DAY OF APRIL, 2004.

ELITE FINANCIAL COMMUNICATIONS GROUP, LLC

By:	/s/ Dodi B. Handy

	ELITE Officer	Witness

Dodi B. Handy

Print Name	Print Name

CONFIRMED AND AGREED ON THIS 20th DAY OF APRIL, 2004.

DAYSTAR TECHNOLOGIES, INC.

By:	/s/ John R. Tuttle	/s/ Stephen A. Aanderud

	Duly Authorized	Witness

John R. Tuttle	Stephen A. Aanderud

Print Name	Print Name

Initial Company /s/ JRT        Initial ELITE /s/ DBH

ELITE

FINANCIAL COMMUNICATIONS GROUP

Exhibit 1

COMPREHENSIVE STRATEGIC

FINANCIAL COMMUNICATIONS PLAN FOR

DAYSTAR TECHNOLOGIES, INC.

PRIMARY ACCOUNT MANAGEMENT TEAM:
Account Manager:	Dodi B. Handy, President/CEO
Shareholder Relations:	Stephanie Noiseux, Vice President – Client Relations
Operations/Production:	Steve Handy, COO
Media Relations:	Andrea Strittmatter – Director of Media Outreach
Market Relations:	Dan Conway, Director of Market Relations
Colin Prest, Director of Market Relations

12-Month Primary Campaign Objectives

•	Develop investor relations messages that will most pro-actively leverage senior management’s strategic vision, operational and financial performance and ongoing business expertise to deliver the optimum P/E multiple and lower the Company’s cost of capital.

•	Provide strategic counsel, policy guidance and program execution leading to sound investor relations’ performance and consistent, credible communications programs.

•	Develop customized, high-quality, high impact and fully integrated financial communications programs and platforms.

•	Increase general market awareness of DSTI and promote understanding and appreciation for the Company’s strategic direction among the retail, wholesale, institutional and individual investing communities.

•	Launch aggressive investor outreach program via successive email broadcasts targeting up to three million individual investors.

•	Promote enhanced daily trading activity in DSTI’s common stock through pervasive education of our retail broker and institutional network.

•	Promote positive awareness of DSTI among securities and industry analysts. Research and track analysts’ perceptions and attitudes towards DSTI and benchmark these measurables against realization of program objectives.

•	Coordinate all media activity to promote mass awareness of DSTI and material events via traditional and new media outlets – both industry-specific as well as general financial.

•	Assist management with the development of high-impact strategic approaches to the equity and debt markets that will deliver enhanced shareholder value and lower DSTI’s cost of capital.

ELITE FINANCIAL COMMUNICATIONS GROUP, LLC

605 CRESCENT EXECUTIVE COURT

LAKE MARY, FLORIDA 32746

PHONE: 407-585-1080/FAX: 407-585-1081

WW.EFCG.NET

I.	FOLLOWING CONTRACT EXECUTION, SUBMIT MATERIAL REQUEST TO DSTI FOR FULFILLMENT
a.	Elite Financial Forum Questionnaire.
b.	News Release Posting Approval Form.
c.	Disclaimer – for approval.
d.	Media Profile.
e.	Weekly DTC Sheets.
f.	100 Complete Due Diligence Packages.
g.	Company Logo (camera ready art; high resolution file in 300bDPI in Tiffs or eps form).
h.	Coordinate Strategic Planning Session with DSTI executive(s) to establish all campaign protocols; to clarify campaign objectives and to define campaign initiatives and priorities.

II.	REVIEW ALL AVAILABLE DUE DILIGENCE MATERIAL REFERENCING DSTI
a.	Draft for DSTI’s review and approval refined branding statements and tag lines reflecting the Company’s strategic corporate direction.
b.	Review DSTI’s corporate web site and make applicable recommendations for enhancement from an investor relations and Regulation FD perspective.
c.	Review and update all online financial information portals, including marketguide.com, hoovers.com, smallcapcenter.com, and yahoo/finance.com.
d.	Review current investor due diligence package; make applicable recommendations for enhancement.

III.	PREPARE ELITE FINANCIAL FORUM FACT SHEET
a.	Upon approval by DSTI, post EFFFS to www.efcg.net.
b.	Mass email EFFFS to Elite’s Opt-In Subscribers of approximately 65,000 investors.
c.	Mass email EFFFS to Elite’s retail broker network – approximately 6,300 addresses.
d.	Prepare introduction letter for first class mailing to select institutional groups and money managers; attach EFFFS. (Estimate quantity – 1000).
e.	Insert copies of the EFFFS into all outgoing investor due diligence kits.
f.	Update hard copy quarterly. Electronic copy enjoys streaming data that immediately provides for the latest news announcements, stock quote and daily trading data.

IV.	CREATE AND MANAGE ALL FAX AND EMAIL DATABASES OF DSTI INQUIRERS
a.	Immediately following release of news announcements, special corporate communiqués, et al, Elite will forward the applicable document(s) to those names captured in the databases.
b.	Elite will manage all shareholder relations for DSTI, to include phone queries; outreach updates via telephone, fax and email (as preferenced); media alerts; et al.

V.	NEWS ANNOUNCEMENT PROTOCOL
a.	Elite will serve as an additional “editor” on draft releases or manage the initial drafting, if desired. Upon release to the wire service and Nasdaq MarketWatch, Elite will post the release to the online EFFFS, email to the Elite subscriber base, and email/fax to pre-selected media database.
b.	Elite’s Market Relations Group will personally email and fax (as applicable) each announcement to those retail brokers, institutions and analysts who have been introduced to DSTI by Elite over the course of the campaign term.
c.	Each announcement will also be immediately emailed to any individual who has requested to receive ongoing information regarding DSTI (by way of www.efcg.net).

VI.	TELE-MARKET RELATIONS ACTIVITY
a.	On a daily basis, Elite’s Market Relations Group (MRG) executives will systematically contact all retail brokers who populate Elite’s broker network (composed of approximately 10,000 U.S. stockbrokers) and introduce them to DSTI.
b.	Particular emphasis will be placed on contacting every U.S. securities and industry analyst who is currently monitoring and/or reporting on sectors identifiable with DSTI.
c.	The MRG will also coordinate the Institutional Outreach Program, which entails the first class mailing of a personal letter of introduction from the President of Elite and encloses a copy of DSTI’s EFFFS. The AE/AM team will follow-up with a phone call to each of the institutional contacts sent this information to quantify interest in DSTI and/or a desire to meet with management.
d.	In association with DSTI’s management team, Elite will coordinate a nationwide meeting schedule (road show) providing for one-on-one meetings with appropriate institutional investors with an objective of achieving a notable increase in overall institutional holdings in the Company’s common stock.

VII.	MEDIA RELATIONS
a.	Elite will strive to obtain coverage in both national financial and industry publications, in financial newsletters, on financial radio and television programming, and via traditional and new press mediums.
b.	Elite will track published articles and report all activity to DSTI via “Elite Access” on a monthly basis.
c.	Elite will facilitate an ongoing Media Outreach Program to an intelligently targeted universe of media professionals stemming from our list of nearly 380,000 media contacts.
d.	For high profile coverage, Elite will evaluate how best to leverage the media coverage to promote broader awareness and appreciation of Elite in its Market Relations Group activities – via news announcements or special bulletin, and distributed by way of fax, email and telemarketing.

VIII.	STRATEGIC RESOURCING
a.	Elite will tap its network of strategic resources to assist Elite in the identification of individuals capable of furthering its business objectives, i.e. board building (if required), strategic business relationships, sales and marketing opportunities, or whatever is desired by management.

IX.	GOING THE EXTRA MILE
a.	As a valued client of Elite, DSTI can expect:
•	Each member of the account management team will listen to you, decipher your needs and respond accordingly.
•	We will practice perfection in everything we produce for you.
•	We will give you a little extra each day and always more than you expect.

X.	ANCILLARY CREATIVE/MARKETING/PRODUCTION SUPPORT

At DSTI’s request, Elite will assist in the creation, design and production of all desired marketing material, to include marketing brochures, due diligence folders, annual reports — in print or electronic medium, et al. In addition, Elite will serve as DSTI’s liaison in negotiation with third party vendors, such as proxy solicitation service providers and the like, to ensure maximum possible cost and quality efficiencies. Fees for these types of services will be submitted via proposal to DSTI for review, approval and payment prior to any ancillary services being performed. Any ancillary services subject to any expense exceeding $1.00 must be submitted and pre-approved by DSTI’s management team prior to incurrence.

XI.	FUNDING ADVISORY SERVICES

Upon request by DSTI’s management team, Elite will make strategic introductions to funding groups, investment banking firms, and/or other sources interested in furthering the business of DSTI. In the event that a private/public financing transaction is arranged and successfully implemented using a source first introduced to the Company by Elite, then Elite shall be entitled to receive a finder’s fee at closing equal to 3% of the gross proceeds received by the Company.